                                  June 21, 2005

To the Addressees Listed on
   Schedule I Attached Hereto

          Re: Long Beach Acceptance Auto Receivables Trust 2005-A Asset-Backed
              Notes

Ladies and Gentlemen:

          We have acted as tax counsel for Long Beach Acceptance Receivables
Corp., a Delaware corporation (the "Transferor"), Long Beach Acceptance
Receivables Corp. Warehouse I, a Delaware corporation ("LBARC-WI") and Long
Beach Acceptance Corp., a Delaware corporation ("LBAC"), in connection with the issuance by Long Beach Acceptance Auto Receivables Trust 2005-A (the "Trust") of
$47,000,000 3.346% Asset-Backed Notes, Class A-1 (the "Class A-1 Notes"),
$133,000,000 3.82% Asset-Backed Notes, Class A-2 (the "Class A-2 Notes"),
$100,000,000 4.08% Asset-Backed Notes, Class A-3 (the "Class A-3 Notes") and
$70,000,000 4.25% Asset-Backed Notes, Class A-4 (the "Class A-4 Notes" and
together with the Class A-1 Notes, Class A-2 Notes, and Class A-3 Notes, the
"Notes") which will be issued pursuant to an Indenture (the "Indenture") dated as of June 1, 2005 between the Trust and Wells Fargo Bank, National Association
(the "Indenture Trustee") and the Class R Certificate representing the entire beneficial ownership interest in the Trust pursuant to a Trust Agreement dated as of May 16, 2005 between the Transferor and Wilmington Trust Company, as owner trustee (the "Owner Trustee"), as amended and restated as of June 1, 2005 (as amended and restated, the "Trust Agreement"). Unless otherwise indicated, all capitalized terms used herein shall have the meanings assigned to such terms in
Annex A to the Sale and Servicing Agreement dated as of June 1, 2005, among the
Transferor, the Trust, LBAC and Wells Fargo Bank, National Association, as
back-up servicer and trust collateral agent (the "Sale and Servicing
Agreement").

          As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Indenture and the exhibits attached thereto, the Trust Agreement and the exhibits attached thereto, the Sale and Servicing Agreement and the exhibits attached thereto, and such other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by LBAC and Citigroup Global Markets Inc., as representative of the Underwriters (in such capacity, the "Representative").

To the Addressees Listed on
   Schedule I Attached Hereto
June 21, 2005

          We have examined the question of whether the Notes issued under the
Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, as in effect on the date hereof, and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. Our opinion is not binding on the courts or the Internal Revenue Service (the "IRS").

          In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled.
The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

          Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

          (a) The Notes will be properly characterized as indebtedness because:
     (i) the characteristics of the transaction strongly indicate that, in economic substance, the transaction is the issuance of indebtedness; (ii)
     the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes;

          (b) Assuming compliance with the terms of the Trust Agreement and related documents, the Trust will not be characterized as an association
     (or publicly traded partnership) taxable as a corporation; and

          (c) The statements in the Prospectus under the heading "Summary of
     Prospectus--Material Federal Income Tax Consequences" and in the Prospectus
     Supplement under the heading "Summary--Material Federal Income Tax
     Consequences," and in the Prospectus and the Prospectus Supplement under the headings "Material Federal Income Tax Consequences," each as they relate to federal income tax matters, and each to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

          We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party or quoted without our express consent in writing.

To the Addressees Listed on
   Schedule I Attached Hereto
June 21, 2005

                                   ----------

          Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties. Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

                                             Very truly yours,

                                             /s/ Dewey Ballantine LLP
                                             -----------------------------------

                                   SCHEDULE I

Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, CT 06830

CIGPF I Corp.
388 Greenwich Street, 38th Floor
New York, NY 10013

Citigroup Global Markets Holdings, Inc.
388 Greenwich Street, 38th Floor
New York, NY 10013

Citigroup Global Markets Inc.
388 Greenwich Street, 38th Floor
New York, NY 10013

Long Beach Acceptance Corp.
One Mack Centre Drive
Paramus, NJ 07652

Long Beach Acceptance Receivables Corp.
One Mack Centre Drive
Paramus, NJ 07652

Long Beach Acceptance Receivables Corp. Warehouse I
One Mack Centre Drive
Paramus, NJ 07652

Standard & Poor's Ratings Services,
a division of The McGraw-Hill Companies, Inc.
55 Water Street
New York, NY 10041

Moody's Investors Service, Inc.
99 Church Street
New York, NY 10007

Financial Security Assurance Inc.
350 Park Avenue
New York, NY 10022

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-0001

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479